Exhibit 10.1

February 1, 2019

Re: Amended and Restated Separation and Release Agreement

Dear Steve:

Pursuant to the Amended and Restated Separation and Release Agreement between you and NII Holdings, Inc. (“NII”), dated July 25, 2017 and amended on July 30, 2018 (the “Separation and Release Agreement”), NII agreed to provide certain benefits following your transition from Chief Executive Officer and Director to Director.

In light of your current involvement with NII’s strategic projects, we hereby memorialize that the Board of Directors of NII has amended Section 1(A)(4) of the Separation and Release Agreement to provide that in the event that on or before July 31, 2019 a transaction agreement is entered into that meets the definition of Change of Control, as defined in NII’s Change of Control Severance Plan, as amended and restated effective November 2, 2015, NII shall provide you with a payment equal to 200% of your target annual bonus in effect on August 1, 2017 and 18 months of COBRA benefits in one lump sum, payable within twenty (20) business days of the closing date of such transaction.

Please let me know if you have any questions or would like to discuss this matter in more detail.

Sincerely,

/s/ SHANA C. SMITH
Shana C. Smith
General Counsel